Exhibit 11

                Net Income (Loss) Per Common Share Outstanding

                                    Three Months Ended       Six Months Ended
                                        June 30,                 June 30,
                                    -----------------        ----------------
                                    1995       1994         1995         1994
                                    ----       ----         ----         ----

Net income                         $ 38,921   $154,469     $ 42,890   $254,542

Less:  Preferred stock
  dividends                         (30,038)   (30,038)     (60,075)   (60,075)
                                   ---------  ---------    ---------  ---------
Net income (loss) applicable
  to common shares                 $  8,883   $124,431     $(17,185)  $194,467
                                   =========  =========    =========  =========
Weighted average number of
  common shares outstanding         604,874    602,374      604,708    602,374

Common stock equivalents                 --     20,903           --      7,602
                                   ---------  ---------    ---------  ---------
Total weighted average number of
  common and common equivalent
  shares outstanding                604,874    623,277      604,708    609,976


Net income (loss) per common
  share                            $   0.01   $   0.20     $  (0.03)  $   0.32
                                   =========  =========    =========  =========


With regard to the calculation of primary net income per common share for the three months ended June 30, 1995, inclusion of common stock equivalents is immaterial; for the six months ended June 30, 1995, inclusion is antidilutive. For the three and six months ended June 30, 1994, common stock equivalents have been added to the weighted average number of common shares outstanding to reflect the effect of outstanding common stock options and warrants.

With regard to the calculation of fully diluted net income (loss) for the three and six months ended June 30, 1995, and the six months ended June 30, 1994, assumption of the conversion of the preferred stock and resultant elimination of the preferred stock dividends is antidilutive when compared to primary net income (loss) per common share. For the three months ended June 30, 1994, assumption of the conversion of the preferred stock and resultant elimination of the preferred stock dividends is immaterial when compared to primary net income per common share.